Exhibit 99.1
For Immediate Release
Investor/Media Contact: Dave Prichard
608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2013 Second Quarter Results

Reaffirms Outlook for 4th Consecutive Year of Record Performance
for Legacy Business from Overall Stronger Second Half Results

Madison, WI, April 30, 2013 - Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record fiscal 2013 second quarter results for the period ended March 31, 2013 and reiterated its outlook for a fourth consecutive year of record performance for the legacy business, which excludes the Hardware & Home Improvement (HHI) business, from expectations for stronger second half results.

Spectrum Brands also reported that HHI, acquired in late December 2012, posted improved results in its first full quarter and will provide significant, accretive net sales, earnings per share, adjusted EBITDA and free cash flow to fiscal 2013 full-year results.

Second Quarter Fiscal 2013 Results Highlights:

•
Net sales of $987.8 million, including the HHI acquisition, increased 32.4 percent in second quarter of fiscal 2013 versus $746.3 million a year ago; including HHI in last year's fiscal second quarter on a pro forma basis, net sales increased 1.0 percent.

•	HHI delivered improved quarter-over-quarter results in first full quarter since its acquisition on December 17, 2012.

•
Net loss of $41.2 million and diluted loss per share of $0.79 in second quarter of fiscal 2013 versus net loss of $28.7 million and diluted loss per share of $0.56 in the second quarter of fiscal 2012 driven by $25.8 million of additional costs from sales of revalued inventory related to the HHI acquisition and one-time acquisition and integration and restructuring costs of $19.9 million, of which $12.8 million was attributable to the HHI acquisition.

•
Adjusted EBITDA, a non-GAAP measure, of $143.3 million in second quarter of fiscal 2013 increased 3.5 percent compared to $138.5 million a year ago, including HHI in the prior year period on a pro forma basis.

•
Adjusted EBITDA margin, a non-GAAP measure, in second quarter of fiscal 2013 improved to 14.5 percent versus 14.2 percent in the prior year, including HHI in the prior year period on a pro forma basis.

•
Adjusted diluted earnings per share, a non-GAAP measure, of $0.44 in the second quarter of fiscal 2013 declined from $0.47 last year, including HHI in the prior year period on a pro forma basis, due to an increase in non-cash stock compensation expense, driven by employee stock-based award programs.

•
Legacy Spectrum Brands, which excludes the HHI business, reported adjusted EBITDA of $102.6 million in the second quarter of fiscal 2013, which represented the 10th consecutive quarter of year-over-year adjusted EBITDA growth; excluding the negative impact of foreign exchange, legacy Spectrum Brands' adjusted EBITDA grew 6.2 percent versus $101.8 million in the year-ago quarter.

•
Company reiterated expectations for fourth consecutive year of record financial performance for the legacy business, which excludes the HHI business, in fiscal 2013, with improvements weighted to the second half of the year.

•
Acquisition of residential lockset business of Tong Lung Metal Industry Co. Ltd. (Tong Lung), a Taiwanese manufacturer of residential and commercial locksets and related hardware with facilities in Taiwan and the Philippines, was completed on April 8, 2013 in connection with the HHI acquisition.

•	Fiscal 2013 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow) expected to approximate $240 million, net of HHI acquisition costs.

•
Company expects to use its strong free cash flow, enhanced by the HHI acquisition, to aggressively reduce debt by approximately $200 million and delever its balance sheet in the second half of fiscal 2013, consistent with the seasonality of its cash flows.

“We delivered a good second quarter, which seasonally is our smallest quarter of the year,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “We were especially pleased with the quarter-over-quarter growth from our new HHI acquisition and improved adjusted EBITDA in the second quarter.

“Our Spectrum Value Model continues to work effectively and resonate with retailers and consumers in a global economy that remains very challenging,” Mr. Lumley said. “It provides real value to the consumer with products that work as well as, or better than, our competitors for a lower cost. It also delivers higher margins and lower acquisition costs to retailers. Value is winning in today's marketplace with today's smart shoppers. Consumers are embracing our 'same performance for less price' value brand proposition and are increasingly open to trial and brand conversion.

“We are offsetting commodity and Asian-sourced product cost increases through our continuous improvement processes, cost synergy programs, retail distribution gains, elimination of unprofitable or low-margin product lines as we did in the first quarter, select pricing actions, and retention of stringent cost control programs,” he said.

“In the second half of the year, we have a number of new products launching across all divisions, key distribution gains taking hold, select new retailer business, continuing geographic expansion and an increasing level of cost reductions,” Mr. Lumley said. “At the same time, we are making important investments in two new, faster-growing areas - e-commerce and consumables, primarily in our Remington® personal care division - to help drive future growth.

“HHI delivered impressive growth in its first full quarter with our Company,” he said. “The HHI integration is ahead of schedule, and we have just closed on the related acquisition of the Tong Lung residential lockset assets in Asia. With its portfolio of market-leading brands, new products and technologies, and geographic and market channel growth opportunities, HHI will provide significant, additional growth and profitability this year and beyond.

“We expect an acceleration of sales and adjusted EBITDA in the second half of fiscal 2013 based upon secured distribution wins, and we plan to use our strong and growing free cash flow to aggressively reduce debt and delever our balance sheet,” Mr. Lumley said. “We remain committed to creating greater shareholder value with a focus on operating our business to maximize sustainable free cash flow.”

Fiscal 2013 Second Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated net sales of $987.8 million for the second quarter of fiscal 2013, an increase of 32.4 percent compared to $746.3 million for the same period in fiscal 2012. The increase was the result of the HHI acquisition completed on December 17, 2012. The net sales results were negatively impacted by $3.8 million of foreign exchange. Including the prior year's second quarter results for HHI, net sales of $987.8 million in the second quarter of fiscal 2013 increased 1.0 percent compared to the year-ago quarter.

Excluding HHI, net sales for legacy Spectrum Brands of $731.1 million in the second quarter of fiscal 2013 decreased 2.0 percent versus $746.3 million in the prior-year quarter. The sales decline was attributable to the planned and continuing exit of low-margin promotions in North America small appliances totaling approximately $10 million and the expected decline in Home and Garden segment revenues as a result of the prior year period including the warmest month of March in 100 years, which pulled sales forward from April.

Gross profit and gross profit margin for the second quarter of fiscal 2013 of $322.9 million and 32.7 percent, respectively, compared to $260.0 million and 34.8 percent last year. The gross profit margin decrease was largely attributable to increased cost of goods sold of $25.8 million from the sale of inventory which was revalued in connection with the HHI acquisition, which offset gross margin improvement resulting from the previously mentioned exit of low-margin promotions in the small appliances category of approximately $10 million.

Spectrum Brands reported a GAAP net loss of $41.2 million, or $0.79 diluted loss per share, for the second quarter of fiscal 2013 on average shares and common stock equivalents outstanding of 52.1 million. The loss was driven by a $25.8 million inventory revaluation related to the HHI acquisition and one-time acquisition and integration and restructuring costs of $19.9 million, of which $12.8 million was attributable to the HHI acquisition. In the second quarter of fiscal 2012, the Company reported a net loss of $28.7 million, or $0.56 diluted loss per share on average shares and common stock equivalents outstanding of 51.5 million. Adjusted for certain items in both years' second quarters, which are presented in Table 3 of this press release and which management believes are not indicative of the Company's ongoing normalized operations, the Company generated adjusted diluted earnings per share of $0.44, a non-GAAP measure, for the second quarter of fiscal 2013 compared with $0.47 in last year's second quarter. The decrease was due to an increase in non-cash stock compensation expense, driven by employee stock-based award programs.

Adjusted EBITDA, a non-GAAP measure, of $143.3 million in the second quarter of fiscal 2013 increased 3.5 percent compared to $138.5 million a year ago, including the acquired HHI business in the prior year period on a pro forma basis. Adjusted EDITDA as a percentage of net sales improved to 14.5 percent versus 14.2 percent in last year's second quarter. Legacy Spectrum Brands' adjusted EBITDA of $102.6 million in the second quarter of 2013 represented the 10th consecutive quarter of year-over-year adjusted EBITDA growth, starting with the first quarter of fiscal 2011. Excluding the negative impact of $5.5 million of foreign exchange, legacy Spectrum Brands adjusted EBITDA in the second quarter of 2013 increased 6.2 percent versus $101.8 million in the prior year. Adjusted EBITDA as a percentage of net sales for legacy Spectrum Brands in the second quarter improved to 14.0 percent compared to 13.6 percent last year. Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.
Fiscal 2013 First Half Consolidated Financial Results

Consolidated net sales of $1.86 billion for the first six months of fiscal 2013 increased 16.5 percent compared with $1.60 billion for the same period in fiscal 2012. The increase was the result of the HHI acquisition and higher revenues for the Global Pet Supplies business. Including HHI as if part of the Company in both years' first six months, pro forma net sales of $2.1 billion were essentially unchanged compared with last year.
The Company reported a GAAP net loss of $54.7 million, or $1.05 diluted loss per share, for the first six months of fiscal 2013 on average shares and common stock equivalents outstanding of 51.9 million. In the first half of fiscal 2012, the Company reported a net loss of $15.6 million, or $0.30 diluted loss per share, on average shares and common stock equivalents outstanding of 51.8 million. Adjusted for certain items in both years' first six months, which are presented in Table 3 of this press release and which management believes are not indicative of the Company's ongoing normalized operations, the Company generated adjusted diluted earnings per share of $1.22, a non-GAAP measure, for the first half of fiscal 2013 compared with $1.32 in last year's first six months.
Fiscal 2013 first half consolidated adjusted EBITDA was $303.9 million compared to consolidated adjusted EBITDA for the first half of fiscal 2012 of $304.5 million, which includes the results of HHI as if acquired by Spectrum Brands at the beginning of each first six month period.

Fiscal 2013 Second Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2013 second quarter net sales of $468.6 million, a decline of 2.4 percent versus $480.1 million in the year-ago period. The net sales decline was primarily attributable to decreased revenues in the small electrical appliance products category from the planned and continued elimination of low-margin promotions in North America which totaled nearly $10 million. Fiscal 2013 second quarter segment sales were negatively impacted by $2.7 million of foreign exchange. Excluding the foreign exchange impact, net sales for the segment declined 1.8 percent quarter-over-quarter.

Global battery sales for the second quarter were $199.7 million, a 2.6 percent decrease compared to $205.1 million for the second quarter of fiscal 2012. Excluding the negative foreign exchange impact of $1.8 million, global battery sales declined 1.7 percent in the second quarter. In North America, Rayovac® market share increased in a challenged industry category as key retailers further tightened inventory levels and cautious consumers restrained post-holiday spending. European battery business growth was driven by new customer listings, increased distribution at existing retailers and promotions, along with continued geographic expansion. The Latin America battery business was adversely impacted by the timing of retailer shipments in Brazil. All regions continue to exit unprofitable private label volumes.

Net sales for the global personal care product category of $114.2 million in the second quarter of fiscal 2013 declined slightly versus $115.6 million in the comparable period last year. Increased revenues in Europe and Latin America nearly offset lower net sales in North America primarily due to a one-time shaving and grooming category shelf space cutback at a major retailer, partially offset by increased personal care revenues.

The small appliances product category reported net sales in the second quarter of fiscal 2013 of $154.6 million, a decrease of 3.0 percent compared to $159.4 million in the second quarter of fiscal 2012. Higher net sales in Europe, driven by growth in the U.K. and regional expansion in Western and Eastern Europe, were more than offset by lower revenues in North America, which were attributable to the planned and continued elimination of low margin promotions totaling nearly $10 million. The elimination of low margin promotions contributed significantly to a more than 450 basis point improvement in North American small appliance gross margins quarter-over-quarter, which followed a nearly 330 basis point improvement in gross margin from this strategic initiative in the first quarter of fiscal 2013. Excluding the negative foreign exchange impact of $0.7 million, net sales for the small appliances product category decreased 2.6 percent.

With segment net income, as adjusted, of $34.6 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $56.9 million for the second quarter of fiscal 2013 compared to adjusted EBITDA of $57.2 million in the year-earlier quarter, when segment net income was $35.6 million. Excluding an unfavorable foreign exchange impact of $4.6 million, segment adjusted EBITDA increased 7.5 percent in this year's second quarter.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $160.5 million for the second quarter of fiscal 2013, an increase of 2.6 percent versus $156.5 million in the second quarter of fiscal 2012.  The net sales improvement was attributable to higher revenues for companion animal products in North America and Europe, slightly offset by lower aquatics sales in Europe. Excluding an unfavorable foreign exchange impact of $1.1 million, net sales grew 3.3 percent versus the prior year's quarter.

Segment net income, as adjusted, was $16.4 million for the second quarter of fiscal 2013 versus $14.8 million last year. Second quarter adjusted EBITDA of $27.5 million increased 5.4 percent compared with $26.1 million a year ago. Foreign exchange did not have a material impact on the segment's second quarter adjusted EBITDA.

Home and Garden
The Home and Garden segment reported second quarter net sales of $102.0 million, a decrease of 7.0 percent compared to record second quarter revenues of $109.7 million in fiscal 2012. The expected lower revenues were attributable to 2013 experiencing the coldest temperatures for the month of March since 1996 compared to 2012's March being the warmest in more than 100 years. In years with seasonally more normal weather, second quarter net sales typically reflect approximately 20-25 percent of full-year net sales. The Home and Garden segment's major selling season occurs in the spring and summer months, primarily April through August.
The segment recorded fiscal 2013 second quarter net income of $20.6 million versus $21.2 million in the prior year's quarter. Despite the lower revenues, the Home and Garden segment's second quarter adjusted EBITDA of $23.7 million declined only slightly compared to $25.2 million a year ago primarily as a result of focused operating expense management and the timing of variable expenses related to sales volume.
Hardware & Home Improvement
In its first full quarter since its acquisition by Spectrum Brands on December 17, 2012, the Hardware & Home Improvement (HHI) segment recorded net sales of $256.7 million, an increase of 10.6 percent compared to $232.2 million as if combined with Spectrum Brands in the year-ago quarter. The revenue growth was primarily driven by double-digit improvements in HHI's U.S. residential security and plumbing categories. The segment recorded net income, as adjusted, of $0.6 million in the second quarter of fiscal 2013. Adjusted EBITDA in the second quarter of fiscal 2013 was $40.7 million, a 10.9 percent increase compared to $36.7 million last year.

Liquidity and Debt Reduction

Spectrum Brands completed the second quarter of fiscal 2013 on March 31, 2013 with a solid liquidity position, including a cash balance of approximately $77 million and approximately $77 million drawn on its ABL facility.

As of the end of the second quarter of fiscal 2013, the Company had approximately $3,263 million of debt outstanding at par, consisting of its ABL facility of $77 million, a senior secured Term Loan of $795 million, $950 million of 9.5% senior secured notes, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $51 million of capital leases and other obligations.  In addition, the Company had approximately $26 million of letters of credit outstanding.

In the second half of fiscal 2013, the Company expects to use its strong free cash flow to reduce debt by at least $200 million and delever its balance sheet, resulting in leverage (total debt to adjusted EBITDA) of approximately 4.4 times or less at the end of fiscal 2013.

Fiscal 2013 Outlook

Including HHI as of its December 17, 2012 acquisition date, Spectrum Brands continues to expect fiscal 2013 net sales to increase at or above the rate of GDP, with free cash flow, net of HHI acquisition costs, to be approximately $240 million. Fiscal 2013 capital expenditures are expected to be approximately $70 million-$80 million.

Conference Call/Webcast Scheduled for 4:30 PM Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 4:30 p.m. Eastern Time today, April 30. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 33254201. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company's website. A telephone replay of the conference call will be available through Tuesday, May 14. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company's December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and six months ended March 31, 2013 versus the three months and six months ended April 1, 2012. See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2013. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company's ability to service debt and is one of the measures used for determining the Company's debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company's management uses adjusted diluted earnings per share as one means of analyzing the Company's current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company's management believes that free cash flow is useful to both management and investors in their analysis of the Company's ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company's ability to meet its expectations for its fiscal 2013 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,”

“estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
# # #

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2013 and April 1, 2012
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			SIX MONTHS
	F2013	F2012	INC(DEC)	F2013	F2012	INC(DEC)
			%			%
Net sales	$987.8	$746.3	32.4%	$1,858.0	$1,595.1	16.5%
Cost of goods sold	662.3	484.6		1,243.3	1,044.7
Restructuring and related charges	2.6	1.7		3.7	6.3
Gross profit	322.9	260.0	24.2%	611.0	544.1	12.3%

Selling	171.0	129.9		299.8	261.7
General and administrative	70.4	56.5		127.2	107.2
Research and development	11.9	8.0		20.0	15.2
Acquisition and integration related charges	12.0	7.8		32.8	15.4
Restructuring and related charges	5.3	2.6		10.8	5.7

Total operating expenses	270.6	204.8		490.6	405.2

Operating income	52.3	55.2		120.4	138.9

Interest expense	60.4	69.3		130.2	110.4
Other expense (income), net	3.7	(2.2)		5.3	—

(Loss) income from continuing operations before income taxes	(11.8)	(11.9)		(15.1)	28.5

Income tax expense	29.1	16.8		39.8	44.1

Net loss	(40.9)	(28.7)		(54.9)	(15.6)

Less: Net income (loss) attributable to noncontrolling interest	0.3	—		(0.2)	—

Net loss attributable to controlling interest	$(41.2)	$(28.7)		$(54.7)	$(15.6)

Average shares outstanding (a)	52.1	51.5		51.9	51.8

Basic loss per share attributable to controlling interest	$(0.79)	$(0.56)		$(1.05)	$(0.30)

Average shares and common stock equivalents outstanding (a) (b)	52.1	51.5		51.9	51.8

Diluted loss per share attributable to controlling interest	$(0.79)	$(0.56)		$(1.05)	$(0.30)

Cash dividends declared per common share	$0.25	$—		$0.25	$—

(a) Per share figures calculated prior to rounding.
(b) For the three and six months ended March 31, 2013 and April 1, 2012, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
As of and for the three and six months ended March 31, 2013 and April 1, 2012
(Unaudited)
($ in millions)

Supplemental Financial Data	F2013	F2012
Cash and cash equivalents	$77.5	$51.8

Trade receivables, net	$480.0	$370.2
Days Sales Outstanding (a)	40	40

Inventory	$705.4	$551.0
Inventory Turnover (b)	4.0	4.0

Total debt	$3,258.9	$1,882.1

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2013	F2012	F2013	F2012

Depreciation and amortization, excluding amortization of debt issuance costs	$47.2	$32.3	$78.2	$60.6

Capital expenditures	$11.4	$9.7	$20.7	$18.6

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2013	F2012	F2013	F2012

Net Sales
Global Batteries & Appliances	$468.6	$480.1	$1,134.6	$1,169.3
Global Pet Supplies	160.5	156.5	300.2	291.5
Home and Garden	102.0	109.7	132.5	134.3
Hardware & Home Improvement	256.7	—	290.7	—
Total net sales	$987.8	$746.3	$1,858.0	$1,595.1

Segment Profit
Global Batteries & Appliances	$41.4	$40.4	$136.8	$138.6
Global Pet Supplies	20.4	19.3	36.3	35.3
Home and Garden	20.8	22.2	16.5	16.3
Hardware & Home Improvement	6.7	—	3.5	—
Total segment profit	89.3	81.9	193.1	190.2

Corporate	17.1	14.6	25.4	23.9
Acquisition and integration related charges	12.0	7.8	32.8	15.4
Restructuring and related charges	7.9	4.3	14.5	12.0
Interest expense	60.4	69.3	130.2	110.4
Other expense (income), net	3.7	(2.2)	5.3	—

(Loss) income from continuing operations before income taxes	$(11.8)	$(11.9)	$(15.1)	$28.5

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three and six months ended March 31, 2013 and April 1, 2012
(Unaudited)

	THREE MONTHS				SIX MONTHS
	F2013		F2012		F2013		F2012
Diluted loss per share, as reported	$(0.79)		$(0.56)		$(1.05)		$(0.30)

Adjustments, net of tax:
Pre-acquisition earnings of HHI	—		0.13	(b)	0.06	(a)	0.29	(b)
Acquisition and integration related charges	0.15	(c)	0.10	(e)	0.41	(d)	0.19	(f)
Restructuring and related charges	0.10	(g)	0.06	(h)	0.18	(g)	0.15	(h)
Debt refinancing costs	—		0.34	(j)	0.36	(i)	0.34	(j)
Purchase accounting inventory adjustment	0.32	(k)	—		0.38	(k)	—
Venezuela devaluation	0.03	(l)	—		0.02	(l)	—
Income taxes	0.63	(m)	0.40	(n)	0.86	(m)	0.65	(n)
	1.23		1.03		2.27		1.62

Diluted income per share, as adjusted	0.44		0.47		$1.22		$1.32

(a) For the six months ended March 31, 2013, reflects $3.2 million, net of tax, of preacquisition earnings related to the acquired HHI business.

(b) For the three and six months ended April 1, 2012, reflects $6.6 million, net of tax, and $15.0 million, net of tax, respectively, of preacquisition earnings related to the acquired HHI business.

(c) For the three months ended March 31, 2013, reflects $7.8 million, net of tax, of Acquisition and integration related charges, as follows: (i) $6.6 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $0.1 million related to the acquisition of Shaser, consisting of integration and legal and professional fees; (iii) $0.7 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $0.4 million related to the acquisition of FURminator, consisting of integration costs.

(d) For the six months ended March 31, 2013, reflects $21.3 million, net of tax, of Acquisition and integration related charges, as follows: (i) $16.1 million related to the acquisition of the HHI Business, consisting primarily of legal and professional fees; (ii) $2.8 million related to the acquisition of Shaser, consisting of integration and legal and professional fees; (iii) $1.6 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $0.8 million related to the acquisition of FURminator, consisting of integration costs.

(e) For the three months ended April 1, 2012, reflects $5.0 million, net of tax, of Acquisition and integration related charges as follows: (i) $3.2 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (ii) $1.4 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; and (iii) $0.4 million related to the acquisition of Black Flag, consisting primarily of legal and professional fees.

(f) For the six months ended April 1, 2012, reflects $10.0 million, net of tax, of Acquisition and integration related charges as follows: (i) $5.6 million related to the merger with Russell Hobbs which consisted primarily of integration costs; (ii) $3.0 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; and (iii) $1.4 million related to the acquisition of Black Flag and other acquisition activity, consisting primarily of legal and professional fees.

(g) For the three and six months ended March 31, 2013, reflects $5.1 million, net of tax, and $9.4 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(h) For the three and six months ended April 1, 2012, reflects $2.8 million, net of tax, and $7.8 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(i) For the six months ended March 31, 2013, reflects $18.7 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(j) For the three and six months ended April 1, 2012, reflects $17.9 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's 12% Notes during the fiscal quarter ended April 1, 2012.

(k) For the three and six months ended March 31, 2013, reflects a $16.7 million, net of tax, and a $20.2 million, net of tax, respectively, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(l) For the three and six months ended March 31, 2013, reflects an adjustment of $1.3 million, net of tax, related to the devaluation of the Venezuelan Bolivar Fuerte.

(m) For the three and six months ended March 31, 2013, reflects adjustments to income tax expense of $33.3 million and $45.0 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(n) For the three and six months ended April 1, 2012, reflects adjustments to income tax expense of $21.0 million and $34.1 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended March 31, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$34.3	$16.4	$20.6	$0.6	$(113.2)	$(41.2)
Net income attributable to non-controlling interest	0.3	—	—	—	—	0.3
Net income (loss) as adjusted (a)	34.6	16.4	20.6	0.6	(113.2)	(40.9)

Income tax expense	—	—	—	—	29.1	29.1
Interest expense	—	—	—	—	60.4	60.4
Acquisition and integration related charges	1.9	0.6	—	2.8	6.7	12.0
Restructuring and related charges	1.8	3.1	0.2	2.7	0.1	7.9
HHI Business inventory fair value adjustment	—			25.8	—	25.8
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	40.3	20.1	20.8	31.9	(17.0)	96.1
Depreciation and amortization (b)	16.6	7.4	2.9	8.8	11.5	47.2

Adjusted EBITDA	$56.9	$27.5	$23.7	$40.7	$(5.5)	$143.3

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the six months ended March 31, 2013
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss) attributable to controlling interest, as adjusted (a)	$126.8	$26.6	$16.1	$(2.9)	$(221.3)	$(54.7)
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	(0.2)
Net income (loss), as adjusted (a)	126.6	26.6	16.1	(2.9)	(221.3)	(54.9)

Pre-acquisition earnings of HHI	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	39.8	39.8
Interest expense	—	—	—	—	130.2	130.2
Acquisition and integration related charges	3.2	1.2	—	2.9	25.5	32.8
Restructuring and related charges	3.1	8.1	0.4	2.7	0.2	14.5
HHI Business inventory fair value adjustment	—	—	—	31.0	—	31.0
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	134.9	35.9	16.5	64.0	(25.6)	225.7
Depreciation and amortization (b)	32.7	14.7	5.8	10.3	14.7	78.2

Adjusted EBITDA	$167.6	$50.6	$22.3	$74.3	$(10.9)	$303.9

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the three months ended April 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$35.6	$14.8	$21.2	$—	$(100.1)	$(28.7)

Pre-acquisition earnings of HHI	—	—	—	36.7	—	36.7
Income tax expense	—	—	—	—	16.8	16.8
Interest expense	—	—	—	—	69.3	69.3
Acquisition and integration related charges	1.2	2.3	0.6	—	0.1	4.3
Restructuring and related charges	5.0	1.9	0.4	—	0.5	7.8

Adjusted EBIT	41.8	19.0	22.2	36.7	(13.4)	106.2
Depreciation and amortization (b)	15.4	7.1	3	—	6.8	32.3

Adjusted EBITDA	$57.2	$26.1	$25.2	$36.7	$(6.6)	$138.5

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
For the six months ended April 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$125.6	$27.9	$14.8	$—	$(183.8)	$(15.6)

Pre-acquisition earnings of HHI	—	—	—	77.6	—	77.6
Income tax expense	—	—	—	—	44.1	44.1
Interest expense	—	—	—	—	110.4	110.4
Acquisition and integration related charges	5.1	5.2	1.0	—	0.7	12.0
Restructuring and related charges	8.2	1.9	0.5	—	4.7	15.4

Adjusted EBIT	138.9	35.0	16.3	77.6	(23.9)	243.9
Depreciation and amortization (b)	30.5	13.1	5.8	—	11.3	60.6

Adjusted EBITDA	$169.4	$48.1	$22.1	$77.6	$(12.6)	$304.5

Note: Amounts calculated prior to rounding.

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three and six months ended March 31, 2013 and April 1, 2012
(Unaudited)
(In millions)

	THREE MONTHS			SIX MONTHS
	F2013	F2012	INC(DEC) %	F2013	F2012	INC(DEC) %

Spectrum Brands Holdings, Inc.	$987.8	$746.3	32.4%	$1,858.0	$1,595.1	16.5%
HHI (a)	—	232.2		191.8	463.9

Pro Forma Net Sales	$987.8	$978.5	1.0%	$2,049.8	$2,059.0	(0.4)%

(a) For all periods presented, net sales for HHI have been restated to reflect the acquisition as if it occurred at the beginning of the period presented.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2013
(Unaudited)
($ in millions)

Forecasted:

Net Cash provided from Operating Activities	$ 310 - 320

Purchases of property, plant and equipment	(70) - (80)

Free Cash Flow	$240